Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan and Crestwood Equity Partners LP Employee Unit Purchase Plan of our reports dated February 23, 2018, with respect to the consolidated financial statements and schedules of Crestwood Equity Partners LP and the effectiveness of internal control over financial reporting of Crestwood Equity Partners LP included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 24, 2018